EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
---------------------                  (740) 373-3155
October 22, 2001


                    PEOPLES BANCORP ANNOUNCES RECORD EARNINGS
            _______________________________________________________

                  MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announces increased third quarter earnings of $0.44 per diluted share, up 10.0% compared to the third quarter of 2000 and up 7.3% versus the second quarter of 2001. Increased net interest income combined with controlled expense growth were major contributing factors to the earnings growth in the third quarter. For the three months ended September 30, 2001, net income totaled $3,197,000, up $315,000 (or 10.9%) compared to the same period in 2000.
         "Our strong third quarter results reflect our ability to grow revenues even during times of economic uncertainty," said Robert E. Evans, President and CEO. "Although net interest income continues to be the major contributor to our increased earnings in 2001, we remain committed to growing other sources of revenue through our needs-based selling approach to serving clients and enhancing long-term shareholder value."
         On a cash basis, diluted earnings per share grew to $0.49 for the third quarter of 2001 versus $0.45 for the three months ended September 30, 2000. Cash basis earnings exclude the effects of intangible assets and related amortization expenses. In the third quarter of 2001, Peoples had amortization expense related to goodwill of $457,000 and core deposit intangibles of $125,000, compared to $432,000 and $139,000, respectively, for the same period a year ago. Cash basis ROE was 19.46% for the quarter ended September 30, 2001, compared to 23.26% last year and 19.27% last quarter, as changes in market values of available-for-sale securities caused a corresponding increase to shareholders' equity.
         For the nine months ended September 30, net income totaled $8,798,000 in 2001 compared to $8,444,000 a year ago. Diluted earnings per share were $1.20 on a year-to-date basis through September 30, 2001, an increase of $0.04 (or 3.4%) from $1.16 for the same period in 2000. Cash basis earnings were $1.37 per diluted share in 2001 compared to $1.33 in 2000, also up $0.04 (or 3.0%). Through nine months, ROE was 13.19% in 2001 versus 15.38% in 2000 while cash basis ROE was 18.85% and 23.87% for the same periods.
         Both net interest income and net interest margin have benefited from Peoples reduced volume of borrowed funds and lower costs of funds due to the Federal Reserve's rate reductions in 2001. In the third quarter of 2001, net interest income totaled $10,782,000, up $787,000 (or 7.9%) compared to $9,995,000 for the same period last year. Through nine months of 2001, net interest income totaled 31,889, up $1,565,000 (or 5.2%) from $30,324,000 a year ago. Peoples' net interest margin has continued to improve throughout 2001, reaching 4.10% for the third quarter compared to 4.07% and 3.98% in second and first quarters of 2001, respectively. On a year-to-date basis through September 30, 2001, net interest margin was 4.05% compared to 4.14% last year.
         "Clearly this year's rate reductions have positively impacted our performance during 2001," said Jack Conlon, Chief Financial Officer. "However, many clients are opting to refinance existing loans rather than obtain new loans, which has slowed our loan growth and put pressure on net interest margin. The recent rate cut and potential cuts in the near future could intensify that pressure and continue to impact net interest income in the fourth quarter."
         Peoples has experienced growth in deposit balances in 2001 (primarily certificates of deposits), resulting from continuing sales efforts of Peoples' associates and Peoples' competitive pricing of select deposits. This deposit growth, coupled with slower loan growth in 2001, has allowed Peoples to reduce borrowings. In the third quarter of 2001, Peoples' average borrowings decreased $8.2 million (or 3.7%) to $215.9 million compared to the second quarter of 2001, and $40.2 million (or 15.7%) versus the third quarter of 2000. The cost of borrowed funds also declined to 4.63% versus 4.88% last quarter and 5.75% for the third quarter of 2000, a direct result of the reductions in the discount rate.
         Non-interest income totaled $2,514,000 in the third quarter of 2001 compared to $2,270,000 and $2,327,000 in the previous quarter and third quarter of 2000, respectively. The majority of this increase is due to Peoples' $20.0 million investment in business owned life insurance ("BOLI") in late June 2001 that produced tax-advantaged revenue of $242,000 in the third quarter of 2001. In addition, electronic banking income has also contributed to the overall increase in non-interest income, due to volume increases in ATM and debit card usage by Peoples' clients. Decreases in insurance and investment commissions partially offset e-banking revenue growth and BOLI income streams. For the nine months ended September 30, 2001, non-interest income grew $297,000 (or 4.4%) to $6,985,000 compared to 2000.
         "While non-interest income improved in the third quarter due to the BOLI purchase, we continue to explore new products and services that we feel complement our business and will benefit Peoples' clients," said Conlon. "Our long-term goal is to continue investing in loans and other investment alternatives with attractive risk-return characteristics while we focus our efforts on enhancing our fee revenue generation through client relationships that serve each client's needs."
         Conlon added, "For example, we are currently reviewing the possible implementation of an `overdraft privilege' concept in early 2002 that would provide virtually automatic protection to qualified retail checking account clients and produce new fee income as well as benefit clients who incur overdrafts."
         Peoples' largest source of non-interest income remains deposit account service charges, which totaled $863,000 for the three months ended September 30, 2001, versus $835,000 a year ago, an increase of $28,000 (or 3.4%). On a year-to-date basis, deposit account service charges totaled $2,559,000 in 2001, up $179,000 (or 7.5%) from $2,380,000 the previous year, due largely to higher volumes of overdraft fees on checking accounts and fees generated from business customers.
         In the third quarter of 2001, electronic banking income totaled $356,000, up $62,000 (or 21.1%) compared to $294,000 last year. On a year-to-date basis, electronic banking income increased $146,000 (or 16.5%) to $1,032,000 in 2001 from $886,000 in 2000, a result of additional e-banking activity by clients. Peoples continues to explore and develop e-commerce capabilities as a means of expanding electronic banking revenues.
         For the nine months ended September 30, insurance and investment commissions totaled $1,077,000 in 2001 compared to $1,138,000 in 2000, a decline of $61,000 (or 5.4%), as reduced brokerage and annuity commissions were partially offset by marginal increases in property and casualty insurance commissions. In mid-2000, Peoples experienced significant annuity sales and brokerage activity that were not expected to continue into 2001; in actuality, the current interest rate environment and US stock market conditions reduced that activity even more than expected. As a result, Peoples' ability to grow insurance and investment commissions in 2001 has been challenged. Insurance and investment commissions were down $112,000 (or 23.3%) in the third quarter of 2001 compared to the same period a year ago. While below last year's levels, insurance and investments commission are up $39,000 (or 11.9%) compared to the second quarter of 2001's total of $329,000 due to increased life insurance commissions.
         Peoples' other significant source of non-interest income, fiduciary revenues, totaled $626,000 in the third quarter of 2001, down from $648,000 a year ago. On a year-to-date basis through September 30, 2001, fiduciary revenues are down $106,000 (or 5.4%) compared to $1,974,000 for the same period last year. Current economic conditions continue to impact these revenues, which are based in large part on the market value of assets managed.
         "Insurance and investment commissions, as well as fiduciary revenues, remain key strategic focal points for our long-term success," commented Conlon. "In the third quarter of 2001, we integrated the management and resources of the trust, investment and brokerage functions to enhance the service level Peoples' associates provide our clients. Our emphasis shifts to the pursuit of new ways to provide asset and risk management products to Peoples' clients and prospects in order to grow revenues."
         In the third quarter of 2001, non-interest expense totaled $8,117,000, down $51,000 (or 0.6%) compared to the previous quarter and up $367,000 (or 4.7%) compared to third quarter of 2000. On a year-to-date basis, non-interest expense totaled $24,236,000 in 2001, an increase of $1,139,000 (or 4.9%)
compared to the previous year. Both the third quarter and year-to-date overhead increases are below management's maximum increase threshold for 2001.
         Salaries and benefits, Peoples' largest non-interest expense, grew $1,030,000 (or 10.3%) to $11,017,000 for the first nine months of 2001. Salaries and benefits increased in 2001 due to wage increases and rising benefit costs, as well as an expanded number of full-time equivalent associates in customer service positions. For the quarter ended September 30, 2001, salaries and benefits totaled $3,790,000, an increase of $397,000 (or 11.7%) from $3,393,000 in the third quarter of 2000. Peoples' other non-interest expenses were at or below the level of recent periods, except for marginal increases in non-income based taxes.
         Loan balances at September 30, 2001, grew $2.4 million compared to June 30, 2001 and increased $19.2 million since year-end 2000. Economic conditions and intense rate competition in Peoples' primary markets and contiguous areas continue to challenge loan growth. Most of Peoples' loan growth in 2001 is the result of an acquisition completed in the first quarter of 2001.
         As a result of less favorable loan loss experience and general economic conditions, Peoples' provision for loan losses was $675,000 for the three months ended September 30, 2001, compared to $600,000 in the same period last year. Net chargeoffs totaled $545,000 in the third quarter of 2001 compared to $307,000 in the third quarter of 2000. Consumer and commercial loan net chargeoffs comprised a majority of Peoples' net chargeoffs in the third quarter of 2001, totaling $319,000, or 58.5% of total net chargeoffs, and $159,000, or 29.2% of total net chargeoffs, respectively. At September 30, 2001, the allowance for loan losses totaled $12.3 million, or 1.62% of total loans, up $1.4 million from year-end 2000 when the allowance was 1.48% of total loans.
         Peoples' asset quality improved during the third quarter of 2001 with nonperforming assets of $4.6 million, or 0.39% of total assets, down from $5.1 million, or 0.43% of total assets, at June 30, 2001. Peoples has reduced its nonperforming assets by $0.6 million from $5.2 million, or 0.46% of total assets, at year-end 2000.
         "Superior asset quality has always been an important objective for Peoples. Peoples' asset quality is better than peer levels and we believe our allowance for loan losses is adequate for risks inherent in the loan portfolio," added Conlon. "As a result, we anticipate a reduction in our provision for loan losses for the fourth quarter, although changes in loan volume, general economic conditions and other factors affecting loan losses, such as loan delinquencies and portfolio risk, could limit the amount of any reduction."
         During the third quarter of 2001, Peoples' effective tax rate was 29.2% compared to 29.3% for the same period last year. On a year-to-date basis, Peoples' effective tax rate was 29.7% in 2001 versus 30.2% in 2000. The reduction of Peoples' effective tax rate and overall tax burden is the result of strategic investments, including investments in low-income housing and historic tax credits as well as business owned life insurance. These investments are part of tax strategies that are long-term in nature and may marginally reduce Peoples' tax burden in future years, depending on economic and regulatory issues.
         "Overall, we are pleased with our third quarter results," summarized Evans. "We are optimistic that our recent efforts and current strategic initiatives will continue to increase our shareholders' long-term investment value."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss the results of operations for the third quarter of 2001 on October 24, 2001, at 3:00 p.m. local time. The conference call is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. Members of Peoples' executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".

Safe Harbor Statement:
----------------------
         The statements in this press release which are not historical fact are forward looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment, the effect of banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' SEC filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections.


PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)


                                                       --------------------------------    --------------------------------
                                                             Three Months Ended                   Nine Months Ended
(in $000's, except share and per share data)                    September 30,                       September 30,
                                                             2001             2000               2001             2000
                                                       --------------------------------    --------------------------------
PER SHARE DATA
Net income per share (a):
   Basic                                               $        0.45     $        0.40     $         1.22    $        1.18
   Diluted                                             $        0.44     $        0.40     $         1.20    $        1.16
   Cash basis earnings - diluted (b)                   $        0.49     $        0.45     $         1.37    $        1.33
Dividends declared per share                           $        0.15     $        0.13     $         0.41    $        0.38
Book value per share                                   $       13.21     $       10.78     $        13.21    $       10.78
Tangible book value per share (b)                      $       10.74     $        8.21     $        10.74    $        8.21
Dividend payout as a percentage of net income                 34.09%            31.78%             34.18%           32.73%
Actual shares outstanding (net of treasury shares) (a)     7,113,392         7,146,399          7,113,392        7,146,399
Weighted average shares outstanding (a):
   Basic                                                   7,172,290         7,170,006          7,195,286        7,185,677
   Diluted                                                 7,303,350         7,241,457          7,304,688        7,278,201

PERFORMANCE RATIOS
Return on average equity                                      13.90%            15.33%             13.19%           15.38%
Cash basis return on average equity (b)                       19.46%            23.26%             18.85%           23.87%
Return on average assets                                       1.09%             1.04%              1.01%            1.04%
Cash basis return on average assets (b)                        1.25%             1.21%              1.17%            1.21%
Non-interest income leverage ratio (c)                        33.36%            32.41%             31.04%           31.28%
Efficiency ratio (d)                                          55.56%            56.80%             56.74%           56.60%
Net interest margin (fully tax equivalent)                     4.10%             3.99%              4.05%            4.14%
Net loan chargeoffs as a percentage of average loans           0.07%             0.04%              0.22%            0.11%
                                                       --------------    --------------    ---------------   --------------

(a)  Adjusted for stock dividends.
(b) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization and non-direct operational expenses). Significant non-recurring items are excluded from the calculation.
(d) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. Significant non-recurring items are excluded from the calculation.



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      ------------------------------     ------------------------------
                                                           Three Months Ended                   Nine Months Ended
(in $000's)                                                   September 30,                       September 30,
                                                           2001              2000              2001             2000

                                                      -------------    -------------     -------------    -------------
Interest income                                       $     21,456     $     21,799      $     65,568     $     62,835
Interest expense                                            10,674           11,804            33,679           32,511
                                                      -------------    -------------     -------------    -------------
     Net interest income                                    10,782            9,995            31,889           30,324
Provision for loan losses                                      675              600             2,025            1,722
                                                      -------------    -------------     -------------    -------------
Net interest income after provision for loan losses         10,107            9,395            29,864           28,602
Net gain (loss) on securities transactions                      26               66                27               10
Net (loss) gain on asset disposals                             (12)              36                13             (109)
Mark-to-market adjustment on interest rate caps                  -                -              (131)               -
Non-interest income:
    Service charges on deposits                                863              835             2,559            2,380
    Fiduciary revenues                                         626              648             1,868            1,974
    Insurance and investment commissions                       368              480             1,077            1,138
    Electronic banking revenues                                356              294             1,032              886
    Business owned life insurance                              242                -               242                -
    Other non-interest income                                   59               70               207              310
                                                      -------------    -------------     -------------    -------------
        Total non-interest income                            2,514            2,327             6,985            6,688
Non-interest expense:
    Salaries and benefits                                    3,790            3,393            11,017            9,987
    Occupancy and equipment                                    885              963             2,792            2,957
    Trust preferred                                            665              656             1,976            1,961
    Amortization of intangibles                                582              571             1,730            1,713
    Data processing and software                               279              263               757              776
    Other non-interest expense                               1,916            1,904             5,964            5,703
                                                      -------------    -------------     -------------    -------------
        Total non-interest expense                           8,117            7,750            24,236           23,097
                                                      -------------    -------------     -------------    -------------
Income before income taxes                                   4,518            4,074            12,522           12,094
Income taxes                                                 1,321            1,192             3,724            3,650
                                                      -------------    -------------     -------------    -------------
          Net income                                  $      3,197     $      2,882      $      8,798     $      8,444
                                                      =============    =============     =============    =============

Fully tax equivalent net interest income              $     11,049     $     10,250      $     32,679     $     31,095



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                    ----------------------------------    --------------------------------
                                                           Three Months Ended                   Nine Months Ended
(in $000's)                                                   September 30,                       September 30,
                                                          2001               2000              2001              2000
                                                    ----------------------------------    --------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                 $      756,414     $      711,194     $     749,957    $      686,989
Average earning assets                                   1,080,000          1,028,244         1,077,350         1,001,723
Average total assets                                     1,175,334          1,104,197         1,159,462         1,079,874
Average non-interest bearing deposits                       87,230             80,298            86,418            81,067
Average interest bearing deposits:
    Savings                                                 77,796             81,109            77,340            85,555
    Interest-bearing demand deposits                       277,615            241,879           273,032           228,041
    Time deposits                                          388,642            336,625           369,529           340,388
                                                    ---------------    ---------------    --------------   ---------------
        Total average interest bearing deposits            744,053            659,613           719,901           653,984
Average stockholders' equity                        $       91,974     $       75,187     $      88,951    $       73,187

NET CHARGEOFFS
Gross chargeoffs                                    $          642     $          422     $       1,985    $        1,063
Recoveries                                                      97                115               348               283
                                                    ---------------    ---------------    --------------   ---------------
     Net chargeoffs                                 $          545     $          307     $       1,637    $          780
                                                    ---------------    ---------------    --------------   ---------------


               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
(in $000's, end of period)                                            September 30,        December 31,      September 30,
                                                                           2001                2000               2000
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO
Commercial, financial, and agricultural                              $        315,607    $        310,558   $        290,308
Real estate, construction                                                      21,077              20,267             27,344
Real estate, mortgage                                                         295,747             283,323            280,206
Consumer                                                                      123,752             122,817            126,470
                                                                     -----------------   -----------------  -----------------
     Total loans                                                     $        756,183    $        736,965   $        724,328

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.62%               1.48%              1.55%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    273.6%              212.6%             320.1%
Nonperforming loans as a percent of total loans (a)                             0.59%               0.70%              0.48%
Nonperforming assets as a percent of total assets (b)                           0.39%               0.46%              0.34%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.61%               0.71%              0.52%
Nonperforming assets:
   Loans 90 days or more past due                                    $            551    $            344   $            610
   Renegotiated loans                                                $            146    $            518   $            945
   Nonaccrual loans                                                  $          3,794    $          4,280   $          1,946
   Other real estate owned                                           $             93    $             86   $            283
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          4,584    $          5,228   $          3,784

REGULATORY CAPITAL
Tier 1 risk-based capital                                                      12.91%              12.83%             12.58%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.25%              14.21%             14.03%
Leverage ratio                                                                  8.86%               8.69%              8.54%
Tier 1 capital                                                       $        102,421    $         97,056   $         94,247
Total capital (Tier 1 and Tier 2)                                    $        113,001    $        107,428   $        105,097
Total risk-weighted assets                                           $        793,122    $        756,195   $        749,331

SUPPLEMENTAL DATA
Trust assets under management                                        $        477,012    $        498,563   $        508,396
One year cumulative repricing gap                                    $        (41,157)   $        (26,132)  $        (49,345)
Employees (full-time equivalent)                                                  397                 388                383
Full service offices                                                               34                  32                 32
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               25                  27                 25
Announced treasury share plans: (c)
    Total shares in plan                                                      137,500             181,500            181,500
    Shares purchased (d)                                                       68,240               9,895             18,337
    Average price (d)                                                $          19.70    $          12.53   $          13.41
                                                                     -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans and other real estate owned.
(c) 2001 data reflects 2001 Stock Repurchase Program of 137,500 shares (or 2% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 181,500 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                         -----------------     -----------------
(in $000's)                                                                                 September 30,          December 31,
                                                                                                2001                   2000
                                                                                         -----------------     -----------------
ASSETS
Cash and cash equivalents                                                                 $         47,384       $        28,449
Available-for-sale investment securities, at estimated fair value (amortized cost of $303,862 and $335,111 at September 30, 2001, and
      December 31, 2000, respectively)                                                             308,528               330,521
Loans, net of unearned interest                                                                    756,183               736,965
Allowance for loan losses                                                                          (12,285)              (10,930)
                                                                                          -----------------     -----------------
     Net loans                                                                                     743,898               726,035
Bank premises and equipment, net of accumulated depreciation                                        16,461                15,565
Goodwill                                                                                            15,802                15,702
Other intangibles                                                                                    1,753                 2,146
Other real estate owned                                                                                 93                    86
Other assets                                                                                        37,397                17,330
                                                                                          -----------------     -----------------
          TOTAL ASSETS                                                                    $      1,171,316       $     1,135,834
                                                                                          =================     =================

LIABILITIES
Non-interest bearing deposits                                                             $         81,597       $        84,974
Interest bearing deposits                                                                          760,988               672,647
                                                                                          -----------------     -----------------
     Total deposits                                                                                842,585               757,621
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                               25,833               119,915
Long-term borrowings                                                                               170,616               138,511
Accrued expenses and other liabilities                                                               9,273                 7,572
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES                                                                      1,048,307             1,023,619

Guaranteed preferred beneficial interests in junior subordinated debentures                         29,047                29,021

STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 7,274,142 shares issued at September 30, 2001, and
   6,679,028 shares issued at December 31, 2000)                                                    78,730                66,364
Accumulated comprehensive income, net of deferred income taxes                                       3,033                (2,983)
Retained earnings                                                                                   15,272                23,381
Treasury stock, at cost (160,750 shares at September 30, 2001,
   and 189,357 shares at December 31, 2000)                                                         (3,073)               (3,568)
                                                                                          -----------------     -----------------
          TOTAL STOCKHOLDERS' EQUITY                                                                93,962                83,194
                                                                                          -----------------     -----------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $      1,171,316       $     1,135,834
                                                                                          =================     =================


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